NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0179 Dated August 14, 1997     Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  15,000,000.00
Issue Price:                                                 100% (1)
Commission or Discount:                    2.210%    $     331,500.00
Proceeds to Company:                      97.790%    $  14,668,500.00

Agent:                            Morgan Stanley & Co. Incorporated, as
                                  Principal  (1)

Original Issue Date:              September 04, 1997

Stated Maturity Date:             September 04, 2012

Cusip #:                          63858S-BN-8
Form:                             Book entry only


Interest Rate:                    7.100% per annum

Interest Payment Dates:           Monthly, 4th of each month, commencing on
                                  October 4, 1997


Discount Note?                                               No
May the Notes be redeemed by the Company prior to maturity?  Yes   (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring March 4, 2002 and on any Interest Payment Date occurring in March or September thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?






(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Morgan Stanley & Co. Incorporated